Exhibit (p)(2)

DBX Strategic Advisors LLC Code of Ethics May 2011

DBX Strategic Advisors LLC – Code of Ethics

Table of Contents

I. OVERVIEW	1
II. GENERAL RULE	1
III. DEFINITIONS	2
A. Access Person	2
B. Accounts	2
C. DBXSA Personnel	2
D. Employee Related Account	2
E. Investment Personnel	3
F. Securities	3
G. Mutual Funds	3
H. Reportable Fund	3
IV. RESTRICTIONS	4
A. General	4
B. Specific Blackout Period Restrictions	4
C. Funds Sponsored or Managed by DBXSA	4
D. New Issues (IPOs)	5
E. Short-Term Trading	5
F. Restricted List	5
G. Private Placements	5
V. REPORTING PROCEDURES	5
A. Designated Brokerage Accounts	5
B. Pre-Clearance	6
C. Reporting Requirements	6
(i) Disclosure of Employee Related Accounts/Provision of Statements	6
(ii) Quarterly Personal Securities Trading Reports (“PSTs”)	7
(iii) Annual Acknowledgement of Personal Securities Holdings	7
(iv) Annual Acknowledgement of Accounts	8
D. Confirmation of Compliance with Policies	8
VI. SUPERVISION AND MONITORING	9
A. Approving Pre-Clearance Requests for Access Persons	9
B. Monitoring	9
VII. OTHER PROCEDURES/RESTRICTIONS	9
A. Service on Boards of Directors	9
B. Outside Business Affiliations	9
C. Gifts and Entertainment	11
E. Rules for Dealing with Governmental Officials and Political Candidates	11
(i) Corporate Payments or Political Contributions	11
(ii) Personal Political Contributions	11
F. Confidentiality	11
VIII. SANCTIONS	12
IX. INTERPRETATIONS AND EXCEPTIONS	12
Appendix A	13
Appendix B	14
Appendix C	15

DBX Strategic Advisors LLC – Code of Ethics

I.	OVERVIEW

The DBX Strategic Advisors LLC Code of Ethics (“the Code”) sets forth the rules of business conduct and guidelines for the personal investing activities that generally are required of Deutsche Bank employees that are considered “supervised persons” of DBX Strategic Advisors LLC (“DBXSA”) and, where applicable, those Deutsche Bank employees that are considered “Access Persons” (as defined in Section III) of DBXSA. This Code is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The provisions of the Code shall apply to all DBXSA Personnel (as defined in Section III) and, where applicable, all Access Persons, as well as such other Deutsche Bank employees as the Chief Compliance Officer of DBXSA (“CCO”) or Deutsche Bank’s Compliance Department (“DB Central Compliance”)1 may determine from time to time. The Code supplements the Deutsche Bank Code of Professional Conduct - US, the Deutsche Bank Employee and Employee-Related Accounts Trading Procedures - Americas (the ”Employee Trading Procedures”) and DBXSA’s Compliance Manual.

This Code of Ethics together with the DB Americas Code of Professional Conduct and the relevant Compliance policies listed in Appendix A set forth the standard of business conduct DBXSA Personnel must observe. All DBXSA Personnel must understand and adhere to DBXSA´s commitment to act with fairness, decency and integrity in all of its business dealings.

The Code and any amendments thereof will be provided to all DBXSA Personnel. All DBX Personnel must acknowledge receipt and understanding of the Code, including all applicable provisions of the DB Americas Code of Professional Conduct and Employee Trading Procedures, in writing within ten (10) days of hire and on an annual basis, at a time set forth by the CCO, within the Code of Ethics Annual Acknowledgement. All DBXSA Personnel must also acknowledge in writing receipt and understanding of any amendments made to the Code if such determination is made by the CCO that such acknowledgement should occur prior to the next Code of Ethics Annual Acknowledgement period. Supervisors are responsible for instituting reasonable measures to make sure that employees understand all policies applicable to them and their business. Any questions relating to the Code should be directed to the CCO.

A current copy of the Code will be maintained by the CCO and is accessible via the DB Policy Portal.

II.	GENERAL RULE - FIDUCIARY PRINCIPLES

DBXSA Personnel may, from time to time in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We must at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

Accordingly, DBXSA Personnel acting in a fiduciary capacity must carry out their duties for the benefit of the client accounts. Consistent with this fiduciary duty, the interests of DBXSA clients take priority over the investment desires of DBXSA, DBXSA Personnel and its affiliates. All DBXSA Personnel

[1]	“Compliance” refers to the DB Americas centralized Compliance Unit (generally referred to herein as “Central Compliance”) and the DBX Strategic Advisors LLC Chief Compliance Officer.

DBX Strategic Advisors LLC – Code of Ethics

must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code. Further, there must be no undisclosed conflict between the self-interest of DBXSA, DBXSA Personnel and their responsibilities to DBXSA clients.

DBXSA Personnel are required to comply with applicable U.S. federal securities laws, including specifically those that impose restrictions on personal securities transactions of registered investment adviser personnel, and may also be required to comply with other policies imposing separate requirements. The purpose of this Code is to ensure that, in connection with his or her personal trading, no DBXSA Personnel shall:

•	employ any device, scheme or artifice to defraud;

•	make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

•	engage in any manipulative practice.

Any violations of the Code must be reported promptly to the CCO.

DB Americas Employee Hotline

If it is not practical to report the matter to the noted contacts above, DBXSA personnel may also report such issues to the DB Americas Employee Hotline at 1-866-504-6667. The hotline is a toll-free number available 24/7/365 and which may be used to relay any issues or concerns about potentially unethical or inappropriate business practices on an anonymous basis.

III.	DEFINITIONS

A.	“Access Person” shall mean:

(i)	all DBXSA Personnel (as defined below) that have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or

(ii)	all DBXSA Personnel who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic.

B.	“Accounts” shall mean all securities accounts, whether brokerage or otherwise, securities held directly outside of accounts and shall include Mutual Funds.

C.	“DBXSA Personnel” means any (i) partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of DBXSA; (ii) other person who provides investment advice on behalf of DBXSA and is subject to the supervision and control of DBXSA; or (iii) independent contractor performing services with respect to Mutual Funds or other clients of DBXSA on behalf of DBSA on a day-to-day basis under the supervision of DBXSA.

D.	“Employee Related Account” of any person subject to the Code shall mean:

DBX Strategic Advisors LLC – Code of Ethics

(i)	DBXSA Personnel’s own Accounts;

(ii)	DBXSA Personnel’s spouse’s/domestic partner’s Accounts and the Accounts of minor children and other relatives living in the DBXSA Personnel’s home;

(iii)	Accounts in which the DBXSA Personnel, his/her spouse/domestic partner, minor children or other relatives living in their home have a beneficial interest (i.e., share in the profits even if there is no influence on voting or disposition of the shares); and

(iv)	Accounts (including corporate Accounts and trust Accounts) over which the DBXSA Personnel or his/her spouse/domestic partner exercises investment discretion or direct or indirect influence or control.

NOTE: ANY PERSON SUBJECT TO THE CODE IS RESPONSIBLE FOR COMPLIANCE WITH THESE RULES WITH RESPECT TO ANY EMPLOYEE RELATED ACCOUNT, AS APPLICABLE.

E.	“Investment Personnel” shall mean portfolio managers, traders, analysts and others responsible for making investment decisions in client accounts or providing advice to portfolio managers to execute or implement the portfolio managers' recommendations.

F.	“Securities” shall include any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing (as defined in Section 202(a)(18) of the Advisers Act), but the term does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end Mutual Funds, including exchange-traded funds.

G.	“Mutual Funds” shall include all mutual funds (open-end and closed-end investment companies) and exchange-traded funds, but will exclude shares of open-end money market mutual funds (unless otherwise directed by the CCO).

H.	“Reportable Fund” shall include all (i) Mutual Funds for which DBXSA serves as investment adviser as defined by Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and (ii) any Mutual Fund whose investment adviser or principal underwriter controls DBXSA, is controlled by DBXSA, or is under common control with DBXSA. For purposes of this Code, “control” has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

DBX Strategic Advisors LLC – Code of Ethics

IV.	RESTRICTIONS

For purposes of this Code, a prohibition or requirement applicable to any DBXSA Personnel, including any Access Person, applies also to transactions in Securities and Mutual Funds for any of that DBXSA Personnel’s Employee Related Accounts, including transactions executed by that DBXSA Personnel's spouse or relatives living in their household.

A.	General

(i)	The Basic Policy: DBXSA Personnel must conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of DBXSA and its clients. DBXSA Personnel must carefully consider the nature of their advisory responsibilities - and the type of information that he or she might be deemed to possess in light of any particular transaction - before engaging in that transaction.

(ii)	Insider Trading: Pursuant to Section 5 of the Employee Trading Procedures, DBXSA Personnel are prohibited from effecting transactions in securities based on knowledge of price sensitive information (“material non-public information” or “inside information”). Please refer to Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy – DB Group for more information.

(iii)	Corporate and Departmental Restricted Lists: DBXSA Personnel are not permitted to buy or sell any Securities that have an Employee Trading restriction type as per the Corporate Restricted List. See “Restricted List” below. In addition, DBXSA Personnel are prohibited from purchasing, selling or otherwise holding funds sponsored or managed by DBXSA. DBXSA Personnel are not prohibited from purchasing, selling or otherwise holding funds whose investment adviser or principal underwriter controls DBXSA, is controlled by DBXSA, or is under common control with DBXSA.

(iv)	“Front Running:” Pursuant to Section 5 of the Employee Trading Procedures, DBXSA Personnel are prohibited from buying or selling Securities, Mutual Funds or other instruments in their Employee Related Accounts so as to benefit from their knowledge of the Firm’s or a client's trading positions, plans or strategies, or forthcoming research recommendations.

B.	Special Restrictions Applicable to Securities of Deutsche Bank

DBXSA Personnel must comply with the restrictions of Section 3.3.3 of the Employee Trading Procedures with respect to restrictions and black-out periods applicable to securities of Deutsche Bank.

C.	Funds Sponsored or Managed by DBXSA

DBXSA Personnel are prohibited from purchasing, selling or otherwise holding funds sponsored or managed by DBXSA, whether or not such fund is a Reportable Fund.

DBX Strategic Advisors LLC – Code of Ethics

D.	New Issues (IPOs)

DBXSA Personnel are prohibited from purchasing shares in equity initial public offerings for themselves or immediate family members. Please refer to Section 5 of the Employee Trading Procedures.

E.	Short-Term Trading

DBXSA Personnel are required to comply with the holding period requirements of Section 3.3.2 of the Employee Trading Procedures.

The following are exempted from this restriction:

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

•	Securities purchased under an employer sponsored stock purchase plan;

•	Securities pre-cleared and purchased with a specific stop-limit provision attached,

•	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and

•	Open-end Mutual Funds, including exchange-traded funds (other than Reportable Funds).

F.	Restricted List

The Corporate Restricted List is comprised of securities in which the normal trading or recommending activity is prohibited or subject to specified restrictions. While the Corporate Restricted List is distributed extensively within Deutsche Bank and posted on the intranet, its composition is generally considered inside information and should not be shared outside of Deutsche Bank.

DBXSA Personnel are prohibited from buying or selling for their Employee Related Accounts any Securities with an “Employee Trading” Restriction Type on the Corporate Restricted List and/or other applicable departmental restricted lists. Please see the Restricted List Policy – DB Group for further details.

G.	Private Placements, Private Investment Partnerships and other Private Interests

DBXSA Personnel must comply with the restrictions of Section 6 of the Employee Trading Procedures with respect to investments in private placements, private investment partnerships and other private interests.

V.	REPORTING PROCEDURES

A.	Designated Brokerage Accounts

DBX Strategic Advisors LLC – Code of Ethics

Access Persons must obtain the explicit permission of the DB Central Compliance Department prior to opening a new Employee Related Account. Within ten (10) days of becoming an Access Person, such persons are required to disclose all of their Employee Related Accounts (as previously defined) to DB Central Compliance and must carry out the instructions provided to conform such accounts, if necessary, to the Firm's policies.

Under no circumstance are Access Persons permitted to open or maintain any Employee Related Account that is undisclosed to DB Central Compliance. Also, the policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts.

Accordingly, all Access Persons are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Procedures, including directing their brokers to supply duplicate copies of transaction confirmations and periodic account statements, as well as additional division-specific requirements, if any.

B.	Pre-Clearance

Access Persons must comply with Section 3.3 of the Employee Trading Procedures with respect to the pre-clearance of trades.

The following are exempted from the pre-clearance requirement:

•	Open-End Mutual Funds, including exchange-traded funds other than Reportable Funds

•	Direct obligations of the Government of the United States;

•	Shares purchased under an issuer sponsored Dividend Reinvestment Plan (“DRIPs”), other than optional purchases;

•	Accounts expressly exempted by DB Central Compliance which are managed under the exclusive direction of an outside money manager;

•	Securities pre-cleared and purchased with a specific stop-limit provision attached do not require additional pre-clearance prior to execution;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

•	Securities purchased under an employer sponsored stock purchase plan.

C.	Reporting Requirements

(i)	Disclosure of Employee Related Accounts/Provision of Statements

As stated in Section V. REPORTING PROCEDURES - A. Designated Brokerage Accounts above, and pursuant to Rule 204A-1(b)ii of the Act, within ten (10) days of becoming an Access Person such persons are required to submit a holdings report to the CCO, and must carry out the instructions provided to conform holdings in such Accounts, if necessary, to Deutsche Bank policies. This includes completing a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for Securities and Mutual Fund holdings to the CCO (see iii. Annual Acknowledgement of Personal Securities Holdings below).

DBX Strategic Advisors LLC – Code of Ethics

(ii)	Quarterly Personal Securities Trading Reports (“PSTR”)

Pursuant to Rule 204A-1(b)ii of the Act, within thirty (30) days of the end of each calendar quarter, all Access Persons must submit to the CCO a PSTR for Securities and closed-end Mutual Fund transactions, unless exempted by a division-specific requirement. All PSTRs that have reportable personal Securities and closed-end Mutual Fund transactions for the quarter will be reviewed by the CCO. Access Persons that do not have any reportable transactions in a particular quarter must indicate as such for the respective quarter.

Access Persons do not need to complete quarterly PSTRs if all of their trading confirmations and account statements are held in accordance with the Employee Trading Procedures.

The following types of transactions do not have to be reported:

•	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts) do not have to be reported.

•	Transactions in Mutual Funds subject to periodic purchase plans are not required to be reported quarterly, but holdings may still require reporting annually (see iii. below).

•	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported.

•	Transactions in the following:

•	Bankers’ Acceptances;

•	Bank Certificates of Deposits (CDs);

•	Commercial Paper;

•	Money Markets;

•	Direct Obligations of the U.S. Government;

•	High Quality, Short-Term Debt Instruments (including repurchase agreements); and

•	Open-End Mutual Funds, including exchange-traded funds other than Reportable Funds

(iii)	Annual Acknowledgement of Personal Securities Holdings

Access Persons must submit to the CCO on an annual basis at a date specified by the CCO, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings, unless exempted by a division-specific requirement, if any.

Note: Access Persons may satisfy this requirement by (i) timely filing and dating a copy of a securities account statement listing all of their securities holdings, if the statement provides all information required by Rule 204A-1(b)ii under the Act,

DBX Strategic Advisors LLC – Code of Ethics

or (ii) if the Access Persons has previously provided brokerage confirmations for all securities transactions and the DBXSA or Deutsche Bank has maintained them as a composite record, then such person may confirm the accuracy of the statement or composite in writing consistent with the Deutsche Bank Employee and Employee-Related Accounts Trading Procedures – U.S. Employee Annual Acknowledgement.

Within ten (10) days of becoming an Access Person such person must submit this report. This report must be submitted once within each twelve (12) month period and the information submitted must be current within forty-five (45) calendar days of the report or forty-five (45) days prior to the hire date, in the case of a new employee.

All Personal Securities Holdings will be reviewed by the appropriate designated supervisor and/or the CCO. Access Persons that do not have any reportable securities holdings must indicate as such on the Quarterly Holdings Report.

The following types of holdings do not have to be reported:

•	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts) do not require reporting;

•	Bankers’ Acceptances;

•	Bank Certificates of Deposits (CDs);

•	Commercial Paper;

•	Money Markets;

•	Direct Obligations of the U.S. Government;

•	High Quality, Short-Term Debt Instruments (including repurchase agreements); and,

•	Open-End Mutual Funds, including exchange-traded funds other than Reportable Funds

(iv)	Annual Acknowledgement of Accounts

Once each year, at a date to be specified by the CCO or DB Central Compliance, Access Persons must acknowledge that they do or do not have brokerage and/or Mutual Fund Accounts. Access Persons with brokerage and/or Mutual Fund Accounts must acknowledge each Account as required by the Employee Trading Procedures.

D.	Confirmation of Compliance with Policies

DBXSA Personnel are required to acknowledge annually that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment are the obligation of each individual.

DBX Strategic Advisors LLC – Code of Ethics

VI. SUPERVISION AND MONITORING

Supervisors are responsible for instituting reasonable measures designed to achieve compliance with this Code. Such procedures must include the review of pre-clearance requests of employee trades and reporting of any unusual activity to the CCO.

A.	Approving Pre-Clearance Requests for Access Persons

When reviewing pre-clearance requests for Access Persons, supervisors (or designees) should focus attention on the following:

•	transactions suggesting misuse of confidential, proprietary or price sensitive information (“material, non-public information” or “inside information);

•	transactions that appear excessive in terms of known financial resources;

•	high risk or aggressive transactions or strategies which may be inconsistent with an Access Persons’ known financial resources or ordinary patterns of trading;

•	transactions involving any of the prohibited activities listed in this Code;

•	concentration in a specific security that could influence an employee’s judgment or objectivity in recommending transactions in the same security;

•	frequency of trading.

B.	Monitoring

DB Central Compliance, GM Supervisory Personnel and the CCO will monitor employee trading activity for adherence to this and related policies.

VII. OTHER PROCEDURES/RESTRICTIONS

A.	Service on Boards of Directors

Service on Boards of publicly traded companies may be undertaken after approval from the CCO and DB Central Compliance, based upon a determination that these activities do not conflict with the interests of DBXSA’s clients. Access Persons serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

Please see the Outside Business Activities and Affiliations Policy link below.

B.	Outside Business Affiliations

DBXSA Personnel may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the CCO

DBX Strategic Advisors LLC – Code of Ethics

and DB Central Compliance. Please see the Outside Business Activities and Other Affiliations Policy – US for further details.

DBX Strategic Advisors LLC – Code of Ethics

C.	Gifts, Entertainment and Charitable Donations

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment, and Charitable Donations Policy. In addition, special circumstances may apply to DBXSA Personnel acting in certain capacities within the organization.

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited. Please see the Gifts and Entertainment Policy – Americas for further details.

D.	Non-Cash Compensation

DBXSA Personnel must comply with Financial Industry Regulatory Authority (FINRA) Rules governing the payment of Non-Cash Compensation. Non-Cash Compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals and lodging.

E.	Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for DBXSA or influencing any decision on its behalf.

•

The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures to U.S. Federal political parties or candidates.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on the Adviser and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where Deutsche Bank does business. Please see the Foreign Corrupt Practices Act Policy - US for further details.

(ii)	Personal Political Contributions

(a)	DBXSA Personnel political contributions must comply with the Deutsche Bank Political and Lobbying Activities Policy – US and must be pre-cleared using the Political Contributions, Gifts and Entertainment Management System.

F.	Confidentiality

DBX Strategic Advisors LLC – Code of Ethics

DBXSA Personnel must deal with confidential information with integrity and in accordance with all applicable laws and regulations. DBXSA Personnel must not divulge contemplated or completed securities transactions or trading strategies of DBXSA clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis. Deutsche Bank has established a policy to address the handling of confidential and non-public information. DBX Personnel should familiarize themselves with the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy.

VIII. SANCTIONS

DBXSA Personnel who violate the Code may be subject to disciplinary actions, including possible dismissal. In addition, violations of the Code, including any Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject DBXSA Personnel to sanctions, ranging from warnings and trading privilege suspensions to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits or other financial penalties. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

IX. INTERPRETATIONS AND EXCEPTIONS

The CCO shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. DBXSA Personnel must obtain approval from the CCO before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to the CCO.

DBX Strategic Advisors LLC – Code of Ethics

Appendix A

•	Code of Business Conduct and Ethics – DB Group

•	Gifts and Entertainment Policy – DB Group

•	Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy – DB Group

•	Anti-Corruption Policy for DB Group

•	Restricted List Policy – DB Group

•	Code of Professional Conduct - US

•	Outside Business Activities and Other Affiliations Policy – US

•	Employee Trading Policy – DB Group

•	Employee and Employee-Related Accounts Trading Procedures – Americas

•	Political and Lobbying Activities Policy – US

•	Gifts and Entertainment Policy – Americas

•	Foreign Corrupt Practices Act Policy – US

•	Bank Bribery Act Policy - US

•	DBX Strategic Advisors LLC Compliance Manual

DBX Strategic Advisors LLC – Code of Ethics

Appendix B

Annual/Initial Certification of Review and Adherence to the Code of Ethics

I hereby certify that I have read and understand the DBX Strategic Advisors LLC Code of Ethics (“Code”). To the extent I had questions regarding any policy or procedure contained in the Code, I have asked such questions and received satisfactory answers.

Further, I agree to adhere to the policies and procedures contained in the Code at all times during the course of my association with DBX Strategic Advisors LLC.

I understand that I may be subject to disciplinary actions as outlined in Section VIII. Sanctions of the Code if I fail to comply.

Name: ________________________

Signature: _____________________

Date: _________________________

DBX Strategic Advisors LLC – Code of Ethics

Appendix C

Quarterly Report

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Submitted:

I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under the Code of Ethics of DBX Strategic Advisors LLC during the calendar quarter indicated below. I hereby submit this report within 30 days after the end of that quarter.

(Note: You do not need to complete this report if all of your trading confirmations and account statements are held in accordance with the Employee Trading Procedures)

Securities Transactions

Please provide the following information for any reportable transactions executed during the quarter that was not disclosed in accordance with the Employee Trading Procedures:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature: _________________________	Date: _________________________